Exhibit 10.1

FOR IMMEDIATE RELEASE

SUPERIOR GROUP OF COMPANIES ANNOUNCES RETIREMENT OF ANDREW D. DEMOTT, JR., CHIEF OPERATING OFFICER; WILL REMAIN ON BOARD OF DIRECTORS

SEMINOLE, Fla., February 9, 2023 (GLOBE NEWSWIRE) -- Superior Group of Companies, Inc. (NASDAQ: SGC) today announced that Andrew D. Demott, Jr., Chief Operating Officer of the Company, will retire as an employee effective March 31, 2023. SGC previously announced that Mr. Demott would retire at a to-be-determined date in 2023 once he had completed the transition of his chief financial officer responsibilities to our new, and current, Chief Financial Officer, Mike Koempel. Mr. Demott will continue to serve on SGC’s Board of Directors.

Michael Benstock, SGC’s Chief Executive Officer, commented “I have known Andy since he joined SGC in 1998, and have enjoyed spending the past 25 years working alongside him growing SGC into a much more diversified company that generates more than a half billion dollars of annual revenue. SGC is a very different, and much better, business as a result of Andy’s dedication, drive, and thought leadership. I, and the entire SGC community, wish our friend and colleague all the best in his retirement and look forward to his continued guidance serving on our Board.”

Added Mr. Koempel, “It has been a pleasure working with Andy as we transitioned the financial stewardship of SGC. Being able to access someone as knowledgeable and capable as Andy eased the process.”

“I want to thank Andy for his innumerable contributions and perspectives, and all that he has accomplished at SGC,” said Chairperson of the Board, Sidney Kirschner.

Mr. Demott added, “It has been my greatest professional privilege to have worked at SGC these many years and to have hired and mentored so many of our current executives. I take comfort knowing that SGC is on solid footing, primed to thrive in the years ahead. I want to thank Jerry Benstock, our Chairman Emeritus, for hiring me as CFO in 1998 and especially Michael Benstock for his trust and guidance as we worked side-by-side for 25 years to grow SGC. It has been a very exciting journey.”

About Superior Group of Companies, Inc. (SGC):

Superior Group of Companies™, established in 1920, is a combination of companies that help our customers unlock the power of their brands by creating extraordinary brand engagement experiences for their employees and customers. SGC’s commitment to service, technology, quality and value-added benefits, as well as our financial strength and resources, provides unparalleled support for our customers’ diverse needs while embracing a “Customer 1st, Every Time!” philosophy and culture in all of our business segments. Visit www.superiorgroupofcompanies.com for more information.

Contact:

Investor Relations
investors@superiorgroupofcompanies.com